EXHIBIT 4.1

                        AMENDMENT TO CONSULTING AGREEMENT
                             BETWEEN G.A.R, INC. AND
                    FUSION FUND, INC., DATED FEBRUARY 1, 2000


     This Amendment dated the 6th day of October, 2000, is in reference to the Consulting Agreement Dated February 1, 2000, by and between G.A.R, Inc. (the "Consultant") with its principle office located at 210 Boulder Ridge Road, Scarsdale, New York 10583 and Fusion Fund, Inc. (formerly Outlook Sports Technology, Inc.) (the "Company"), with its principle office located at One World Trade Center, Suite 7967, New York, New York 10048.

     Whereas, the Company recognizes the additional work performed by the Consultant and in regards to compensation for this additional work the Company agrees to issue an additional 400,000 shares of common stock of Fusion Fund, Inc.

     The above compensation shall be registered using a Form S-8 or any other means required registering the above compensation. The Company must file with all the appropriate regulatory authorities including but not limited to the SEC within 30 days of the execution of this agreement.


G.A.R, INC.


/s/ Gary Rogers
    Gary Rogers, Vice President


FUSION FUND, INC.


/s/ Adam Goldberg
    Adam Goldberg, President


/s/ Sherri Shapiro
    Sherri Shapiro, Director


/s/ Steven Angel
    Steven Angel, Vice President